Exhibit 99.1

The Middleby Corporation Reports Fourth Quarter and Full Year Results

ELGIN, Ill.--(BUSINESS WIRE)--February 26, 2020--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing, and residential kitchen industries, today reported net sales and earnings for the fourth quarter and full fiscal year ended December 28, 2019. Net earnings for the fourth quarter were $109.0 million or $1.96 diluted earnings per share on net sales of $787.6 million as compared to the prior year fourth quarter net earnings of $94.8 million or $1.70 diluted earnings per share on net sales of $756.7 million. Net earnings in the current and prior year fourth quarters were negatively impacted by restructuring expenses and in 2019 by associated facility consolidation related expenses. Excluding these items, as well as other non-cash items, and a gain on a litigation settlement in the current year, adjusted net earnings per share were $2.00 and $1.87 in the 2019 and 2018 fourth quarter periods. A full reconciliation between GAAP and adjusted non-GAAP measures is provided at the end of the press release.

Net earnings for the fiscal year ended December 28, 2019 were $352.2 million or $6.33 diluted earnings per share on net sales of $2,959.4 million as compared to the prior year net earnings of $317.2 million or $5.70 diluted earnings per share on net sales of $2,722.9 million. Net earnings in the current and prior year were negatively impacted by restructuring expenses and associated facility consolidation related expenses. Excluding these items, in addition to other non-cash items, a gain on a litigation settlement in the current year and the transition costs associated with the retirement of the former Chairman and CEO in the current year, adjusted net earnings per share were $7.02 and $6.35 in 2019 and 2018.

2019 Fourth Quarter and Full Year Financial Highlights

  Net sales increased 4.1% in the fourth quarter and 8.7% for the full fiscal year of 2019 over the comparative prior year periods. Sales related to recent acquisitions added 5.1% in the fourth quarter and 10.2% for the year. The impact of foreign exchange rates on foreign sales translated into U.S. Dollars decreased net sales by approximately 0.5% during the fourth quarter and decreased net sales by 1.3% during the full fiscal year. Excluding the impacts of acquisitions, closure of a non-core business and foreign exchange rates, sales decreased 0.4% in the fourth quarter and increased 0.1% for the full fiscal year 2019.
  Net sales at the company’s Commercial Foodservice Equipment Group increased 5.9% in the fourth quarter and 14.7% for the full fiscal year of 2019 over the comparative prior year periods. During fiscal 2018, the company completed the acquisitions of Firex, Josper, Taylor and Crown. During fiscal 2019, the company completed the acquisitions of Evo, Cooking Solutions Group, Powerhouse Dynamics, Ss Brewtech and Synesso. Excluding the impacts of acquisitions and foreign exchange, sales increased 0.4% in the fourth quarter and 1.6% for the full year.
  Net sales at the company’s Residential Kitchen Equipment Group increased 0.2% in the fourth quarter and decreased 4.9% for the full fiscal year of 2019 over comparative prior year periods. During fiscal 2019, the company completed the acquisition of Brava. Excluding the impacts of the acquisition, closure of a non-core business and foreign exchange rates, sales decreased 0.6% during the fourth quarter and decreased 2.0% for the full year.
  Net sales at the company’s Food Processing Equipment Group increased 2.0% in the fourth quarter and 2.9% for the full fiscal year of 2019 over the comparative prior year periods. During fiscal 2018, the company completed the acquisitions of Hinds-Bock, Ve.Ma.C and M-TEK. During fiscal 2019, the company completed the acquisition of Pacproinc. Excluding the impacts of acquisitions and foreign exchange rates, sales decreased 3.9% in the fourth quarter and decreased 3.3% for the full year.
  Gross profit in the fourth quarter increased to $289.7 million from $280.6 million and the gross margin rate decreased from 37.1% to 36.8%. For the full fiscal year of 2019, gross profit increased to $1,103.5 million from $1,004.1 million and the gross margin rate increased from 36.9% to 37.3%. The decrease in gross margin rate for the quarter was primarily due to the unfavorable impact of foreign exchange rates and lower margins at recent acquisitions. Excluding the impact of acquisitions and foreign exchange, the gross margin rate would have been 37.5% in the fourth quarter and 37.9% in the full year of 2019, which both represent increases over the corresponding prior year periods.
  The provision for income taxes in the fourth quarter amounted to $32.2 million at a 22.8% effective rate in comparison to $33.4 million at a 26.0% effective rate in the prior year quarter. For the full fiscal year of 2019, the provision for income taxes amounted to $110.4 million at a 23.9% effective rate in comparison to $106.4 million at a 25.1% effective rate in the prior year. The tax rate was favorably impacted by tax adjustments for a refund of foreign taxes, enacted tax rate changes in several foreign jurisdictions and adjustments for the finalization of 2018 tax returns.
  Operating cash flows during the fourth quarter increased to $147.7 million from $116.9 million in the prior year period. Operating cash flows during the full fiscal year increased to $377.4 million from $368.9 million in the prior year.
  Net debt, defined as debt less cash, at the end of the 2019 fiscal fourth quarter amounted to $1,778.6 million as compared to $1,872.1 million at the end of the third quarter and $1,820.4 million at the end of fiscal 2018. During the year, the company invested $281.3 million to fund 2019 acquisitions.

Timothy FitzGerald, Chief Executive Officer, commented, “Although we faced challenging market conditions in 2019, we are pleased with our accomplishments throughout the year. We continued to focus efforts on increasing profitability and realized margin expansion across the segments despite the impact of tariff cost increases. We are committed to long-term revenue expansion through the development of products focused on growing industry trends, investing in transformational technology initiatives and enhancing our sales and marketing capabilities. We also continued to execute our long-standing core acquisition strategy, completing eight acquisitions and broadening our portfolio with twelve new brands in the past year. These additions support strategic expansion in key growth areas including beverage, ventless solutions, automation, and IoT and controls technologies, while also enhancing our core cooking platforms.”

Mr. FitzGerald continued, “In the Commercial Foodservice Segment lower spending at our restaurant chain customers from reduced domestic location openings proved to be a continuing headwind. The impact of the coronavirus will bring an added uncertainty impacting the first half of 2020. In the near term, we remain focused on targeted profit enhancement initiatives including facility consolidation, acquisition integrations, supply chain initiatives and other opportunities to leverage the portfolio. Despite the near term challenges, we are positioned to take advantage of current trends and longer term growth opportunities in areas such as food delivery, specialty beverage, ventless cooking and ghost kitchens, with unique and comprehensive products and solutions. Our ongoing investments in the development of our technology capabilities related to controls, IoT, automation and data intelligence, which will add to our differentiated advantage. These technology-related initiatives represented an increased financial investment of more than $12 million in 2019. We are seeing significant interest in our recently launched Open Kitchen IoT solution and are in the process of adding new chain customers on this platform. We are also excited to be launching our new Middleby control, which will provide an intuitive and enhanced user experience on our most advanced products. We anticipate these investments will pay dividends as foodservice operators look for solutions to capture revenue opportunities associated with growing customer trends and to address issues of labor, facility costs, food safety and energy management.”

“In the residential appliance market, ongoing industry purchasing trends remained slower domestically to finish the year, and the UK market continued to be impacted by Brexit. While this led to reduced demand, we did report modest growth at certain brands, including Viking, as we realized the benefits of market share gains and new product launches. We are optimistic about early indicators pointing to improved market conditions that will translate to revenue growth as we progress into the later part of the year,” Mr. FitzGerald said. “Investments continued in sales and marketing efforts with two new residential showrooms opening soon, adding to our current locations in New York City and Chicago. Our Southern California location is scheduled to open in the coming weeks with our Dallas facility debuting in the second quarter. New products launched over the past year are winning market acceptance such as Viking column refrigeration, U-Line and Marvel under counter bar and ice centers, AGA-brand euro-styled ranges and our Viking designer series ranges. We anticipate these new introductions will gain momentum as we progress through the year.”

“We were also very excited to announce the addition of Brava to our residential platform late last year. This state-of-the-art oven provides consumers an automated chef-driven cooking experience with its cloud-connected advanced controls. The menu-driven control simplifies and perfects the cooking experience by precisely regulating the frequency and intensity of the patented cooking-with-light technology, which prepares food up to four times faster without preheating. The Brava acquisition brings unique capabilities to Middleby, providing an opportunity to extend features such as the cloud-based smart-control, integrated digital marketing and light-cooking technology to other brands.”

“At the Food Processing Equipment Group, order rates significantly improved late in the year as we began to convert the pipeline of customer opportunities including orders in targeted, new market categories such as pet food, cured and dried meats, bacon and alternative protein. Over the past year we made significant investments in new product innovations addressing these categories and are pleased to see growing interest as we enter 2020. We are well-positioned with a much improved backlog as we closed out 2019 and are confident it will translate into sales and profitability growth for the upcoming year.”

Conference Call

A conference call will be held at 10 a.m. Central Time on Wednesday, February 26, and can be accessed by dialing (888) 391-6937 or (315) 625-3077 and providing conference code 9691388#. The conference call is also accessible through the Investor Relations section of the company website at www.middleby.com. A replay of the conference call will be available two hours after the conclusion of the call by dialing (855) 859-2056 and entering conference code 9691388#.

Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings. Any forward-looking statement speaks only as of the date hereof, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used in the commercial foodservice, food processing, and residential kitchen equipment industries. The company's leading equipment brands serving the commercial foodservice industry include Anets®, APW Wyott®, Baker's Pride®, Beech®, BKI®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, Celfrost®, Concordia®, CookTek®, Crown®, CTX®, Desmon®, Doyon®, Eswood®, EVO®, Firex®, Follett®, frifri®, Giga®, Globe®, Goldstein®, Holman®, Houno®, IMC®, Induc®, Jade®, JoeTap®, Josper®, L2F®, Lang®, Lincat®, MagiKitch'n®, Market Forge®, Marsal®, Middleby Marshall®, MPC®, Nieco®, Nu-Vu®, PerfectFry®, Pitco®, Powerhouse Dynamics®, QualServ®, RAM®, Southbend®, Ss Brewtech®, Star®, Starline®, Sveba Dahlen®, Synesso®, Taylor®, Toastmaster®, TurboChef®, Ultrafryer®, Varimixer®,Wells® and Wunder-Bar®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions®, Burford®, Cozzini®, CVP Systems®, Danfotech®, Drake®, Emico®, Glimek®, Hinds-Bock®, Maurer-Atmos®, MP Equipment®, M-TEK®, Pacproinc®, RapidPak®, Scanico®, Spooner Vicars®, Stewart Systems®, Thurne® and Ve.Ma.C.®. The company’s leading equipment brands serving the residential kitchen industry include AGA® AGA Cookshop®, Brava®, EVO®, Fired Earth®, Heartland®, La Cornue®, Leisure Sinks®, Lynx®, Marvel®, Mercury®, Rangemaster®, Rayburn®, Redfyre®, Sedona®, Stanley®, TurboChef®, U-Line® and Viking®.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	4th Qtr, 2019	4th Qtr, 2018	4th Qtr, 2019	4th Qtr, 2018
Net sales	$787,626	$756,672	$2,959,446	$2,722,931
Cost of sales	497,948	476,084	1,855,949	1,718,791

Gross profit	289,678	280,588	1,103,497	1,004,140

Selling, general and administrative expenses	148,813	139,514	583,697	538,842
Former Chairman and CEO transition costs	—	—	10,116	—
Restructuring expenses	3,674	1,087	10,480	19,332
Gain on litigation settlement	(14,839)	—	(14,839)	—
Income from operations	152,030	139,987	514,043	445,966

Interest expense and deferred financing amortization, net	19,275	20,372	82,609	58,742
Net periodic pension benefit (other than service costs)	(6,624)	(10,068)	(28,857)	(38,114)
Other expense (income), net	(1,839)	1,454	(2,328)	1,825

Earnings before income taxes	141,218	128,229	462,619	423,513

Provision for income taxes	32,221	33,390	110,379	106,361

Net earnings	$108,997	$94,839	$352,240	$317,152

Net earnings per share:

Basic	$1.96	$1.71	$6.33	$5.71

Diluted	$1.96	$1.70	$6.33	$5.70

Weighted average number of shares

Basic	55,663	55,578	55,647	55,576

Diluted	55,700	55,689	55,656	55,604

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Dec 28, 2019	Dec 29, 2018
ASSETS

Cash and cash equivalents	$94,500	$71,701
Accounts receivable, net	447,612	398,660
Inventories, net	585,699	521,810
Prepaid expenses and other	61,224	50,940
Prepaid taxes	20,161	18,483
Total current assets	1,209,196	1,061,594

Property, plant and equipment, net	352,145	314,569
Goodwill	1,849,747	1,743,175
Other intangibles, net	1,443,381	1,361,024
Long-term deferred tax assets	36,932	32,188
Other assets	110,742	37,231

Total assets	$5,002,143	$4,549,781

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$2,894	$3,207
Accounts payable	173,693	188,299
Accrued expenses	416,550	367,446
Total current liabilities	593,137	558,952

Long-term debt	1,870,246	1,888,898
Long-term deferred tax liability	133,500	113,896
Accrued pension benefits	289,086	253,119
Other non-current liabilities	169,360	69,713

Stockholders' equity	1,946,814	1,665,203

Total liabilities and stockholders' equity	$5,002,143	$4,549,781

THE MIDDLEBY CORPORATION
NON-GAAP SEGMENT INFORMATION (UNAUDITED)
(Amounts in 000’s, Except Percentages)

	Commercial Foodservice	Residential Kitchen	Food Processing	Total Company (1)
Three Months Ended December 28, 2019
Net sales	$512,545	$153,604	$121,477	$787,626
Operating Income	$116,464	$32,092	$24,458	$152,030
Operating Income % of net sales	22.7%	20.9%	20.1%	19.3%

Depreciation	5,340	3,045	1,446	9,839
Amortization	11,387	2,588	1,939	15,914
Restructuring expenses	3,409	281	(16)	3,674
Facility consolidation related expenses	1,841	2,488	—	4,329
Acquisition related inventory step-up charge	66	—	37	103
Gain on litigation settlement	—	(14,839)	—	(14,839)
Stock compensation	—	—	—	4,876
Adjusted EBITDA	$138,507	$25,655	$27,864	$175,926
Adjusted EBITDA % of net sales	27.0%	16.7%	22.9%	22.3%

Three Months Ended December 29, 2018
Net sales	$484,195	$153,361	$119,116	$756,672
Operating Income	$108,735	$21,361	$23,278	$139,987
Operating Income % of net sales	22.5%	13.9%	19.5%	18.5%

Depreciation	4,672	3,019	1,486	9,253
Amortization	15,019	4,278	1,863	21,160
Restructuring expenses	244	775	68	1,087
Acquisition related inventory step-up charge	—	—	237	237
Stock compensation	—	—	—	(2,771)
Adjusted EBITDA	$128,670	$29,433	$26,932	$168,953
Adjusted EBITDA % of net sales	26.6%	19.2%	22.6%	22.3%

Twelve Months Ended December 28, 2019
Net sales	$1,984,345	$574,150	$400,951	$2,959,446
Operating Income	$429,946	$89,312	$68,935	$514,043
Operating Income % of net sales	21.7%	15.6%	17.2%	17.4%

Depreciation	21,054	11,742	4,944	37,852
Amortization	45,906	9,896	8,162	63,964
Restructuring expenses	6,386	3,974	120	10,480
Facility consolidation related expenses	2,222	3,440	—	5,662
Acquisition related inventory step-up charge	2,560	—	223	2,783
Gain on litigation	—	(14,839)	—	(14,839)
Former Chairman and CEO transition costs	—	—	—	10,116
Stock compensation	—	—	—	8,133
Adjusted EBITDA	$508,074	$103,525	$82,384	$638,194
Adjusted EBITDA % of net sales	25.6%	18.0%	20.5%	21.6%

Twelve Months Ended December 29, 2018
Net sales	$1,729,814	$603,523	$389,594	$2,722,931
Operating Income	$393,380	$53,959	$62,435	$445,966
Operating Income % of net sales	22.7%	8.9%	16.0%	16.4%

Depreciation	17,374	12,838	5,207	35,782
Amortization	35,224	17,226	7,527	59,977
Restructuring expenses	3,510	15,139	683	19,332
Acquisition related inventory step-up charge	5,586	—	237	5,823
Stock compensation	—	—	—	2,497
Adjusted EBITDA	$455,074	$99,162	$76,089	$569,377
Adjusted EBITDA % of net sales	26.3%	16.4%	19.5%	20.9%

(1) Includes corporate and other general company expenses.

THE MIDDLEBY CORPORATION
NON-GAAP SEGMENT INFORMATION (UNAUDITED)
(Amounts in 000’s, Except Percentages)

	Three Months Ended
	4th Qtr, 2019		4th Qtr, 2018
	$	Diluted per share	$	Diluted per share
Net earnings	$108,997	$1.96	$94,839	$1.70
Amortization (1)	16,317	0.29	21,530	0.39
Net periodic pension benefit (other than service costs)	(6,624)	(0.12)	(10,068)	(0.18)
Restructuring expenses	3,674	0.07	1,087	0.02
Facility consolidation related expenses	4,329	0.08	—	—
Acquisition related inventory step-up charge	103	—	237	—
Gain on litigation settlement	(14,839)	(0.27)	—	—
Income tax effect of pre-tax adjustments	(675)	(0.01)	(3,324)	(0.06)
Adjusted net earnings	$111,282	$2.00	$104,301	$1.87

	Twelve Months Ended
	4th Qtr, 2019		4th Qtr, 2018
	$	Diluted per share	$	Diluted per share
Net earnings	$352,240	$6.33	$317,152	$5.70
Amortization (1)	65,576	1.18	61,456	1.10
Net periodic pension benefit (other than service costs)	(28,857)	(0.52)	(38,114)	(0.68)
Restructuring expenses	10,480	0.19	19,332	0.35
Facility consolidation related expenses	5,662	0.10	—	—
Acquisition related inventory step-up charge	2,783	0.05	5,823	0.10
Gain on litigation settlement	(14,839)	(0.27)	—	—
Former Chairman & CEO transition costs	10,116	0.18	—	—
Income tax effect of pre-tax adjustments	(12,170)	(0.22)	(12,173)	(0.22)
Adjusted net earnings	$390,991	$7.02	$353,476	$6.35

(1) Includes amortization of deferred financing costs.

	Three Months Ended		Twelve Months Ended
	4th Qtr, 2019	4th Qtr, 2018	4th Qtr, 2019	4th Qtr, 2018
Net Cash Flows Provided By (Used In):
Operating activities	$147,681	$116,867	$377,425	$368,914
Investing activities	(54,874)	(53,734)	(327,667)	(1,239,423)
Financing activities	(87,060)	(67,493)	(25,445)	856,129

Free Cash Flow
Cash flow from operating activities	$147,681	$116,867	$377,425	$368,914
Less: Capital expenditures	(12,790)	(3,488)	(46,609)	(36,040)
Free cash flow	$134,891	$113,379	$330,816	$332,874

NON-GAAP FINANCIAL MEASURES

The company supplements its consolidated financial statements presented on a GAAP basis with this non-GAAP financial information to provide investors with greater insight, increase transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP, and the financial results prepared in accordance with GAAP and reconciliations from these results should be carefully evaluated. In addition, the non-GAAP financial measures included in this press release do not have standard meanings and may vary from similarly titled non-GAAP financial measures used by other companies.

The company believes that the non-GAAP adjusted segment EBITDA, adjusted net earnings and adjusted diluted per share measures are useful as supplements to its GAAP results of operations to evaluate certain aspects of its operations and financial performance, and its management team primarily focuses on non-GAAP items in evaluating performance for business planning purposes. The Company also believes that these measures assist it with comparing its performance between various reporting periods on a consistent basis, as these measures remove from operating results the impact of items that, in its opinion, do not reflect its core operating performance including, for example, intangibles amortization expense, impairment charges, restructuring expenses, and other charges which management considers to be outside core operating results. The Company believes that its presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts with the same information that Middleby uses internally for purposes of assessing its core operating performance.

The company believes that free cash flow is an important measure of operating performance because it provides management and investors a measure of cash generated from operations that is available for mandatory payment obligations and investment opportunities, such as funding acquisitions, repaying debt and repurchasing our common stock.

Contacts

Darcy Bretz, Investor and Public Relations, (847) 429-7756
Bryan Mittelman, Chief Financial Officer, (847) 429-7715